INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2007 RESULTS

CRANBURY, New Jersey - (November 5, 2007) - Innophos Holdings, Inc. (NASDAQ:  "IPHS"), a leading specialty phosphates producer in North America, today announced its financial results for the third quarter of 2007.

Third Quarter Results

•     Net sales for the third quarter 2007 were $146.4 million, an increase of $5.8 million, or 4.1%, as compared to $140.6 million for the same period in 2006.

•     Operating income for the third quarter 2007 was $18.0 million, an increase of $6.5 million, or 56.5%, as compared to $11.5 million for the comparable period in 2006.  Included in 2006 results were $1.3 million of unusual expenses related to various professional and sponsor fees.  There were no material unusual expenses in the third quarter of 2007.

•     Depreciation and amortization, excluding deferred financing amortization expense, for the third quarter 2007 was $11.7 million, a decrease of $0.6 million compared to $12.3 million for the third quarter of 2006.

•     Net interest expense, including deferred financing amortization expense, for the third quarter 2007 was $9.3 million, a decrease of $4.1 million compared to $13.4 million for the comparable period in 2006.

•     Tax expense for the third quarter 2007 of $3.2 million was similar to the $3.3 million for the same period in 2006.

•     Net income for the third quarter 2007 was $5.6 million, an increase of $10.6 million compared to a net loss of $5.0 million for the same period in 2006.

•     Diluted earnings per share for the third quarter 2007 were $0.26.  Innophos had 20.8 million shares issued and outstanding at September 30, 2007.

•     As of September 30, 2007, Innophos had $15.4 million of cash and cash equivalents on hand.  Net debt at the end of the third quarter 2007 was $373.1 million, a decrease of $86.4 million versus $459.5 million at September 30, 2006.  Capital expenditures for the third quarter 2007 were $11.0 million versus $4.2 million in the same quarter of 2006.  This increased spending level was primarily due to the Company's Coatzacoalcos, Mexico cogeneration project, where $14.1 million of a $16.1 million total budget had been expended as of September 30, 2007.  This project continues to be on budget and schedule with full operation anticipated in the first quarter 2008.

“ We are proud to report our first ever positive net income quarter, highlighted by continued improvement in our U.S. and Mexican businesses,” said Randy Gress, Chief Executive Officer of Innophos.  “ We believe we are well positioned in the marketplace, and are making the right investments to further improve our financial performance.”

Segment Results 3Q 2007 Versus 3Q 2006

•     U.S. - Net sales increased 0.7% for the quarter versus the same quarter in the prior year due to favorable volume and mix effects upon revenue, which exceeded slightly declining prices.  Operating income increased by $2.6 million from $1.7 million in the third quarter of 2006 to $4.3 million in the third quarter of 2007.  Included in the Company's third quarter 2006 results in the U.S. were $1.3 million of unusual expenses related to various professional and sponsor fees.

•     Mexico - Net sales increased 11.0% for the quarter versus the same quarter in the prior year due to higher prices, which exceeded lower volume and mix effects upon revenue.  Volume was lower due to timing of a GTSP (fertilizer co-product) export shipment that was delayed into early October to optimize material handling.  Operating income increased by $4.2 million year over year, from $9.1 million in the third quarter of 2006 to $13.3 million in the third quarter of 2007.  This improvement was primarily due to increased selling prices.

•     Canada - Net sales decreased 4.8% for the quarter versus the same quarter in the prior year due primarily to volume and mix effects upon revenue.  Operating income decreased $0.3 million year over year, from $0.7 million in the third quarter of 2006 to $0.4 million in the third quarter of 2007, due to higher operating expenses.

Coatzacoalcos Maintenance Outage Performed During October 2007

In October, Coatzacoalcos had two planned shutdowns--one non-annual shutdown to maintain its sulfuric acid unit and to perform scheduled cogeneration tie-in work, and one annual maintenance shutdown of one train of its merchant green acid, or MGA, unit.  During these outages, the facility also suffered unplanned downtime in other production units due to a shortage of sulfuric acid from our local suppliers, caused by terrorist actions which affected natural gas distribution and sulfur production in Mexico, and from our international suppliers due to tight international sulfuric acid markets.

We now expect the full cost of the outage to reduce fourth quarter pre-tax operating income by up to $9 - $10 million, which is up to $4 - $5 million worse than management’s expectations, due to higher raw material replacement costs, expanded scope of maintenance and margin impact from lost production.

All Coatzacoalcos production units have been up and running under normal operating and supply availability conditions since October 30th.

In other respects, management expects fourth quarter 2007 performance to be similar to that of the second and third quarters, allowing for seasonal factors.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). 'IPHS-G'

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.	Breakstone Group

Investor Relations: (609) 366-1299	Maura Gedid / Barbara Cano
investor.relations@innophos.com
646-452-2335 / 2334

Conference Call Details

The conference call can be accessed by dialing 866.713.8310 (U.S.) or 617.597.5308 (international) and entering passcode 38801991.  A replay will be available between 12:00 pm EST on November 6 and 11:59 pm EST on November 13.  The replay can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 18725780.

For the live call, please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.

Forward Looking Statements

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three months ended	Three months ended
	September 30,	September 30,
	2007	2006
Net sales	$146,451	$140,619
Cost of goods sold	116,714	117,883

Gross profit	29,737	22,736

Operating expenses:
Selling, general and administrative	11,284	10,748
Research & development expenses	479	478
Total operating expenses	11,763	11,226

Operating income	17,974	11,510
Interest expense, net	9,256	13,346
Foreign exchange losses (gains)	41	(453)
Other (income) expense, net	(158)	294

Income (loss) before income taxes	8,835	(1,677)
Provision for income taxes	3,204	3,282

Net income (loss)	$5,631	$(4,959)

Dividends paid per share of common stock	$0.17
Dividends declared per share of common stock		$0.17

Segment Reporting

The company reports its operations in three segments-United States, Mexico and Canada, each of which sells the entire portfolio of products.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	September 30,	September 30,
	2007	2006	Net Sales % Change
Segment Net Sales
United States	$82,768	$82,195	0.7%
Mexico	56,659	51,045	11.0%
Canada	7,024	7,379	(4.8

Total	$146,451	$140,619	4.1%

Segment Operating Income
United States	$4,302	$1,706
Mexico	13,318	9,139
Canada	354	665

Total	$17,974	$11,510

Segment Operating Income % of net sales
United States	5.2%	2.1%
Mexico	23.5%	17.9%
Canada	5.0%	9.0%

Price / Volume

The following table illustrates for the three months ended September 30, 2007 the percentage changes in net sales by reportable segment compared with the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	(1.1%)	1.8%	0.7%
Canada	(0.2%)	(4.6%)	(4.8%)
Mexico	23.0%	(12.0%)	11.0%

The following table illustrates for the three months ended September 30, 2007 the percentage changes for net sales by major product lines compared with the prior year, including the effect of price and volume/mix changes:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	1.3%	0.3%	1.6%
Specialty Salts and Specialty Acids	1.0%	3.0%	4.0%
STPP & Other Products	26.3%	(19.6%)	6.7%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine months ended	Nine months ended
	September 30,	September 30,
	2007	2006
Cash flows from operating activities
Net loss	$(1,605)	$(8,087)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	34,477	35,103
Amortization of deferred financing charges	3,910	3,007
Deferred income tax benefit	(1,517)	(2,615)
Deferred profit sharing	488	(222)
Stock-based compensation-restricted stock	694	-
Non-cash interest for floating rate senior notes	-	13,179
Changes in assets and liabilities:
Increase in accounts receivable	(3,244)	(5,252)
(Increase)/decrease in inventories	(8,752)	8,991
(Increase)/decrease in other current assets	(4,567)	2,130
Increase/(decrease) in accounts payable	8,417	(2,749)
Increase/(decrease) in other current liabilities	1,128	(13,013)
Changes in other long-term assets and liabilities	958	2,659

Net cash provided from operating activities	30,387	33,131

Cash flows from investing activities:
Capital expenditures	(23,012)	(9,626)
Purchase of assets	(2,120)	-

Net cash used for investing activities	(25,132)	(9,626)

Cash flows from financing activities:
Proceeds from exercise of stock options	896	-
Proceeds from issuance of senior unsecured notes	66,000	-
Repayment of floating rate senior notes	(60,800)	-
Principal payments of term-loan	(16,500)	(19,500)
Deferred financing costs	(1,815)	-
Dividends paid	(9,352)	-

Net cash used for financing activities.........	(21,571)	(19,500)

Net change in cash	(16,316)	4,005
Cash and cash equivalents at beginning of period	31,760	61,403

Cash and cash equivalents at end of period	$15,444	$65,408

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$15,444	$31,760
Accounts receivable - trade	59,560	56,316
Inventories	79,321	70,569
Other current assets	18,219	13,652
Total current assets	172,544	172,297

Property, plant and equipment, net	267,537	277,222
Goodwill	47,268	47,268
Intangibles and other assets, net	65,045	68,533

Total assets	$552,394	$565,320

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$1,445	$1,524
Accounts payable, trade	39,296	30,879
Other current liabilities	41,328	40,200
Total current liabilities	82,069	72,603
Long-term debt	387,055	398,276
Other long-term liabilities	31,405	33,729

Total liabilities	500,529	504,608
Total stockholders' equity	51,865	60,712

Total liabilities and stockholders' equity	$552,394	$565,320

Additional Information

It should be noted the unusual expense items discussed are not considered extraordinary under United States generally accepted accounting principles, or USGAAP.  They have been presented here to exclude the impact of certain unusual expense items on Innophos' results.  The Company believes these measures are reflective of how management views Innophos' operations, provide transparency to investors, and enable period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt, including accrued interest on floating rate notes, less cash and cash equivalents.